Exhibit 3.3.6

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/11/2000 001409419 - 2305916

Amended and Restated

Certificate of Incorporation

of

Loews Operational Ride Theaters Inc.

Loews Operational Ride Theaters Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Loews Operational Ride Theaters Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August   , 1992.

SECOND: This Amended and Restated Certificate of Incorporation, which both restates and amends the original Certificate of Incorporation as heretofore amended, has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and by written consent of the sole stockholder of the Corporation in accordance with Section 228 of the GCL.

THIRD: The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Farmers Cinemas, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

ARTICLE IV

The total number of shares which the Corporation shall have authority to issue is 500 shares of Common Stock, par value $1.00 per share.

ARTICLE V

The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE VI

Elections of directors need not be written by ballot unless the by-laws of the Corporation shall otherwise provide.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability to a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of August, 2000 and I affirm that the foregoing certificate is my act and deed and that the facts therein are true.

LOEWS OPERATIONAL RIDE THEATERS INC.

By:	/s/ DAVID BADAIN
David Badain
Vice President and Assistant Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Farmers Cinemas, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: In accordance with Section 303 of the General Corporation Law of the State of Delaware, this Amendment to the Certificate of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40418, confirmed and approved on March 1, 2002.

SECOND: That the Certificate of Incorporation of this corporation be amended by adding the following sentence to Article Four:

“In accordance with Section 1123(a)(6) of the Bankruptcy code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 21, 2002.

IN WITNESS WHEREOF, said Farmers Cinemas, Inc. has caused this certificate to be signed by Bryan Berndt, its Vice President, this 21st day of March, 2002, under penalty of perjury that this Certificate is the act and deed of this Corporation and that the facts stated herein are true.

Farmers Cinemas, Inc.

By:	/s/ BRYAN BERNDT
Bryan Berndt
Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 03/21/2002 020188707 – 2305916